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                                                                   EXHIBIT 99.02


FOR IMMEDIATE RELEASE

CONTACT

Neal Rosen
Kalt, Rosen Chase & Associates
(415) 397-2686

Keith Mills
Geoworks
(510) 814-5851

GEOWORKS POSTS WINK INVESTMENT TO BALANCE SHEET

ALAMEDA, Calif. (August 20, 1999) - Geoworks Corporation (Nasdaq National Market System Symbol: GWRX), a leading provider of mobile e-commerce and information services for the consumer market, today posted approximately $20 million to its balance sheet, based on the value of its shares in Wink Communications, Inc. Wink began publicly trading its stock yesterday under the trading symbol "WINK" on the Nasdaq Market.

"As we previously reported, we have been carrying 565,800 shares of Wink's stock at zero balance, and are now posting the value of these shares to our balance sheet," said Steve Baker, chief financial officer of Geoworks. "Our Wink investment is presently valued at approximately $20 million, or $35.69 per Wink share, based on the close of market on August 19, 1999, and a portion of our shares are subject to standard restrictions common to public offerings."

Brian Dougherty, Geoworks' founder, is also the co-founder and chief technology officer of Wink. Geoworks helped incubate Wink's technology in 1993 and 1994.

"The technology around which Wink was formed was derived from Geoworks' experiences working with resource-constrained devices," said Adam de Boor, chief technology officer of Geoworks. "Wink has evolved that technology into an end-to-end solution for sending interactive applications along with broadcast video to a viewer's television. We congratulate the company on pioneering this exciting technology, and are proud to have had a small part in it. We look forward to seeing their continued success in the industry."

About Geoworks
Geoworks Corporation is a leading provider of mobile e-commerce and information services for the consumer market. The company offers Internet-based information services, including advertising-sponsored content, to the growing universe of digital mobile phones and pagers. Based in Alameda, California, the company has international offices in Japan and the United Kingdom, and can be found on the World Wide Web at http://www.geoworks.com.

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In keeping with U.S. law, Geoworks notes that this press release includes forward-looking statements. Actual results may vary significantly due to various risks and uncertainties. Additional information is available in the Risk Factors and Business discussions in the company's Form 10-K, 10-Q and other filings available from the company or from the Securities and Exchange Commission.